Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 23, 2019	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE THREE MONTHS ENDED

MARCH 31, 2019

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank SB (the “Bank”), reported net income of $2.2 million, or $0.66 per share, for the first three months of 2019. In connection with the successful acquisition of AJS Bancorp, Inc., (“AJSB”), which closed on January 24, 2019, the Bancorp incurred one-time expenses of approximately $2.1 million, as expansion into the Chicagoland market continued. Net income for the three months ended March 31, 2019, decreased by $339 thousand (13.2%), from the three months ended March 31, 2018, primarily due to one-time expenses associated with the acquisition of AJSB. In addition to the acquisition of AJSB, on July 26, 2018, the Bancorp completed its acquisition of First Personal Financial Corp., (“First Personal”). For the first three months of 2019, the return on average assets (ROA) was 0.72% and the return on average equity (ROE) was 7.59%. At March 31, 2019, the Bancorp’s assets totaled $1.3 billion, an increase of $172.2 million (15.7%), from $1.1 billion at December 31, 2018.

Excluding the one-time AJSB acquisition costs, the Bancorp’s net income, as adjusted, was $4.1 million, or $1.21 per share, for the first three months of 2019. Excluding these same one-time AJSB acquisition costs, the Bancorp’s ROA, as adjusted, was 1.32% and its ROE, as adjusted, was 13.84% for the first quarter of 2019. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

“The first quarter of 2019 was a solid start to the year, driven by both organic and inorganic growth. We successfully closed our merger with AJS Bancorp, Inc. and its wholly owned subsidiary A.J. Smith Federal Saving Bank, and also saw the results of strong loan demand in our core markets of Northwest Indiana and South Suburban Chicagoland,” said Benjamin Bochnowski, president and chief executive officer. “We have grown our balance sheet significantly over the past two years, and the company is seeing the benefits of economies of scale. When you adjust earnings for acquisition expenses, the Bank shows very strong earnings. This is the result of years of planning and execution by a skilled and dedicated team.”

“Integration of operations with AJSB is underway, and is expected to be completed by the end of May 2019. The majority of acquisition-related expenses were recognized in Q1 2019, and remaining expenses should be recognized by the end of Q2 2019. We have gained significant experience as an acquirer, and we have used that expertise to successfully execute our strategy. Our market area now reaches 65 miles end-to-end, and our growth allows us to deliver better banking to our customers,” continued Bochnowski.

“Acquisition expenses for the AJSB merger had a significant impact on the Bancorp’s first quarter net income. For the first three months of 2019, approximately $2.1 million in acquisition related expenses have been incurred. Excluding the acquisition related expenses, the Bancorp’s net income for the three months ended March 31, 2019, increased by 58.3% compared to the same period in 2018,” said Robert Lowry, chief financial officer. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP net income.

“As a result of the management team’s recent strategic growth initiatives, the Bancorp’s primary earnings driver, net interest income, has increased by $2.8 million, or 35.3% for the first three months of 2019. In addition, at March 31, 2019, the Bancorp’s tier 1 capital to adjusted average assets was 8.5% after the AJSB merger. The Bancorp is well positioned for continued growth,” added Lowry.

Net Interest Income

Net interest income was $10.6 million, an increase of $2.8 million (35.3%), compared to $7.8 million for the quarter ended March 31, 2018. The Bancorp’s net interest margin on a tax-adjusted basis was 3.93% for the three months ended March 31, 2019, compared to 3.80% for the three months ended March 31, 2018. The increased net interest income was primarily the result of the acquisitions of AJSB and First Personal, as well as organic loan growth.

Noninterest Income

Noninterest income from banking activities totaled $2.6 million for the three months ended March 31, 2019, compared to $2.4 million for the three months ended March 31, 2018, an increase of $121 thousand or 4.9%. The increase in noninterest income is the result of the Bancorp’s continued focus on competitively pricing its fees and service charges as well as its increasing mortgage banking and wealth management activities. The increase in the cash value of bank owned life insurance income was primarily the result of the acquisitions of AJSB and First Personal. The increase in other noninterest income was primarily the result of gains made on the sale of fixed assets.

Noninterest Expense

Noninterest expense totaled $10.3 million for the three months ended March 31, 2019, compared to $7.0 million for the three months ended March 31, 2018, an increase of $3.3 million or 47.7%. For the three months ended March 31, 2019, one-time expenses of $2.1 million have been incurred in connection with the acquisition of AJSB. For the three months ended March 31, 2019, the increase in compensation and benefits is primarily the result of increased compensation due to the acquisition of AJSB and First Personal. Additional increases to compensation and benefits can be attributed to management’s continued focus on talent management and retention. The increase in occupancy and equipment is primarily related to the First Personal and AJSB acquisitions and related assets. The increase in data processing expense is primarily the result of data conversion expenses related to the acquisition of AJSB. The remainder of the increase in data processing is due to increased system utilization. The increase in marketing expense is a result of the acquisition of AJSB as well as the Bancorp’s regular marketing initiatives. The increase in other operating expenses is primarily related to the acquisition of AJSB and accounts for approximately $1.8 million of the increase for the year ended March 31, 2019.

The Bancorp’s efficiency ratio was 78.1% for the three months ended March 31, 2019, compared to 67.8% for the nine three months ended March 31, 2018. Excluding the one-time acquisition expenses associated with AJSB, the efficiency ratio would have decreased to 62.1% for the three months ended March 31, 2019. See Table 1 below for a reconciliation of the non-GAAP figure to the Bancorp’s GAAP efficiency ratio. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $865.0 million at March 31, 2019, compared to $764.4 million at December 31, 2018, an increase of $100.6 million or 13.2%. The increase is the result of the acquisitions of AJSB and First Personal, as well as organic loan portfolio growth. During the first three months of 2019, the Bancorp originated $29.7 million in new commercial notes. During the three months ended March 31, 2019, the Bancorp originated $9.8 million in new fixed rate mortgage loans for sale, compared to $8.3 million during the three months ended March 31, 2018. The loan portfolio represents 74.8% of earning assets and is comprised of 56.1% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $251.3 million at March 31, 2019, compared to $241.8 million at December 31, 2018, an increase of $9.5 million or 4.0%. The securities portfolio represents 21.7% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $60.8 million at March 31, 2019, compared to $17.1 million at December 31, 2018, an increase of $43.6 million or 254.5%. The increase in cash and cash equivalents is the result of the acquisition of AJSB.

Funding

At March 31, 2019, core deposits totaled $795.0 million, compared to $670.9 million at December 31, 2018, an increase of $124.1 million or 18.5%. The increase is the result of the acquisition of AJSB as well as the Bancorp’s efforts to maintain core deposits. Core deposits include checking, savings, and money market accounts and represented 72.2% of the Bancorp’s total deposits at March 31, 2019. During the first three months of 2019, balances for noninterest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. During the first three months of 2019, balances for interest bearing checking accounts decreased as part of cyclical outflows associated with municipalities. At March 31, 2019, balances for certificates of deposit totaled $306.7 million, compared to $258.9 million at December 31, 2018, an increase of $47.8 million or 18.4%. In addition, at March 31, 2019, borrowings and repurchase agreements totaled $32.7 million, compared to $54.6 million at December 31, 2018, a decrease of $21.9 million or 40.2%. The decrease in short-term borrowings was a result of FHLB advance maturities.

Asset Quality

At March 31, 2019, non-performing loans totaled $8.4 million, compared to $6.9 million at December 31, 2018, an increase of $1.4 million or 20.9%. The Bancorp’s ratio of non-performing loans to total loans was 0.97% at March 31, 2019, compared to 0.90% at December 31, 2018. The Bancorp’s ratio of non-performing assets to total assets was 0.94% at March 31, 2019, compared to 0.97% at December 31, 2018.

For the three months ended March 31, 2019, $317 thousand in provisions to the ALL were required, compared to $341 thousand for the three months ended March 31, 2018, a decrease of $24 thousand or 7.0%. For the three months ended March 31, 2019, charge-offs, net of recoveries, totaled $43 thousand. At March 31, 2019, the allowance for loan losses totaled $8.2 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 0.95% at March 31, 2019, compared to 1.04% at December 31, 2018. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 98.5% at March 31, 2019, compared to 115.1% at December 31, 2018.

Capital Adequacy

At March 31, 2019, shareholders’ equity stood at $123.2 million, and tangible capital represented 9.7% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2019 were 12.6% for total capital to risk-weighted assets, 11.6% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.5% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $35.70 per share at March 31, 2019.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Suburban Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in integrating NWIN’s and AJSB’s businesses or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and cost of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	(Unaudited)
	Three Months Ended
	March 31,
	2019	2018
Return on equity	7.59%	11.20%
Return on assets	0.72%	1.10%
Basic earnings per share	$0.66	$0.89
Diluted earnings per share	$0.66	$0.89
Yield on loans	5.04%	4.46%
Yield on security investments	2.85%	2.77%
Total yield on earning assets	4.40%	3.99%
Cost of deposits	0.64%	0.35%
Cost of repurchase agreements	1.86%	1.15%
Cost of borrowed funds	2.41%	1.87%
Total cost of funds	0.70%	0.43%
Net interest margin - tax equivalent	3.81%	3.80%
Noninterest income / average assets	0.84%	1.05%
Noninterest expense / average assets	3.34%	2.98%
Net noninterest margin / average assets	-2.51%	-1.93%
Efficiency ratio	78.14%	67.75%
Effective tax rate	13.27%	13.94%
Dividend declared per common share	$0.30	$0.29

	(Unaudited)
	March 31,	December 31,
	2019	2018
Net worth / total assets	9.72%	9.26%
Book value per share	$35.70	$33.50
Non-performing assets to total assets	0.94%	0.97%
Non-performing loans to total loans	0.97%	0.90%
Allowance for loan losses to non-performing loans	98.50%	115.12%
Allowance for loan losses to loans outstanding	0.95%	1.04%
Foreclosed real estate to total assets	0.12%	0.15%

Consolidated Statements of Income	(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,
	2019	2018
Interest income:
Loans	$10,543	$6,994
Securities & short-term investments	1,944	1,739
Total interest income	12,487	8,733
Interest expense:
Deposits	1,672	675
Borrowings	215	223
Total interest expense	1,887	898
Net interest income	10,600	7,835
Provision for loan losses	317	341
Net interest income after provision for loan losses	10,283	7,494
Noninterest income:
Fees and service charges	1,162	892
Wealth management operations	500	415
Gain on sale of loans held-for-sale, net	242	211
Gain on sale of securities, net	352	758
Increase in cash value of bank owned life insurance	163	108
Gain on sale of foreclosed real estate, net	27	32
Other	124	33
Total noninterest income	2,570	2,449
Noninterest expense:
Compensation and benefits	4,676	3,860
Occupancy and equipment	1,123	853
Data processing	703	361
Federal deposit insurance premiums	91	84
Marketing	263	134
Other	3,435	1,675
Total noninterest expense	10,291	6,967
Income before income taxes	2,562	2,976
Income tax expenses	340	415
Net income	$2,222	$2,561

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)
	March 31,	December 31,	Change	Mix
	2019	2018	%	%
Total assets	$1,268,353	$1,096,158	15.7%	n/a
Cash & cash equivalents	60,764	17,139	254.5%	n/a
Certificates of deposit in other financial institutions	2,215	2,024	9.4%	n/a
Securities - available for sale	251,331	241,768	4.0%	n/a

Loans receivable:
Residential real estate	$302,918	$223,323	35.6%	35.0%
Home equity	49,716	45,483	9.3%	5.8%
Commercial real estate	265,013	253,104	4.7%	30.6%
Construction and land development	66,920	64,433	3.9%	7.7%
Multifamily	49,316	47,234	4.4%	5.7%
Farmland	236	240	-1.7%	0.0%
Consumer	7,778	6,043	28.7%	0.9%
Commercial business	103,507	103,439	0.1%	12.0%
Government	19,591	21,101	-7.2%	2.3%
Total loans	$864,995	$764,400	13.2%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$177,317	$127,277	39.3%	16.1%
Interest bearing checking	210,365	214,400	-1.9%	19.1%
Savings	218,760	160,490	36.3%	19.9%
Money market	188,559	168,727	11.8%	17.1%
Total core deposits	795,001	670,894	18.5%	72.2%
Certificates of deposit	306,652	258,892	18.4%	27.8%
Total deposits	$1,101,653	$929,786	18.5%	100.0%

Borrowings and repurchase agreements	$32,691	$54,628	-40.2%
Stockholder's equity	123,247	101,464	21.5%

Asset Quality	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	Change
	2019	2018	%
Nonaccruing loans	$7,212	$6,595	9.4%
Accruing loans delinquent more than 90 days	1,149	321	257.9%
Securities in non-accrual	2,079	2,050	1.4%
Foreclosed real estate	1,494	1,627	-8.2%
Total nonperforming assets	$11,934	$10,593	12.7%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$265	$246	7.7%
ALL general allowances for loan portfolio	7,971	7,716	3.3%
Total ALL	$8,236	$7,962	3.4%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	123	125	-1.6%
Accruing troubled debt restructurings	1,900	1,906	-0.3%
Total troubled debt restructurings	$2,023	$2,031	-0.4%

(1)	“non-compliant” refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

	(Unaudited)
	At March 31,	Required
	2019	To Be Well
	Actual Ratio	Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	11.6%	N/A
Tier 1 capital to risk-weighted assets	11.6%	N/A
Total capital to risk-weighted assets	12.6%	N/A
Tier 1 capital to adjusted average assets	8.5%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	11.3%	6.5%
Tier 1 capital to risk-weighted assets	11.3%	8.0%
Total capital to risk-weighted assets	12.2%	10.0%
Tier 1 capital to adjusted average assets	8.3%	5.0%

Table 1 - Reconciliation of the Non-GAAP Earnings and Performance Ratios

(Unaudited)
March 31, 2019
Thee Months
Ended

GAAP net Income	$2,222
GAAP income tax expense	340
GAAP income before income taxes	2,562
One-time acquisition costs	2,113
Pro forma income before income taxes	4,675
Pro forma income taxes	620
Pro forma net income	$4,055
Pro forma net income change	58.3%

($ in thousands)	(Unaudited)
For the three months ended, March 31, 2019	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$2,222	$1,833	$4,055
Average assets	$1,230,752		$1,230,752
ROA	0.72%		1.32%

($ in thousands)	(Unaudited)
For the three months ended, March 31, 2019	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$2,222	$1,833	$4,055
Average equity	$117,165		$117,165
ROE	7.59%		13.84%

($ in thousands, except per share data)	(Unaudited)
For the three months ended, March 31, 2019	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$2,222	$1,833	$4,055
Weighted average common shares outstanding	3,343,183		3,343,183
Earnings per share	$0.66		$1.21

($ in thousands)	(Unaudited)
For the three months ended, March 31, 2019	GAAP	One-time acquisition costs	Non-GAAP
Noninterest expense	10,291	(2,113)	8,178
Interest income	12,487		12,487
Interest expense	1,887		1,887
Noninterest income	2,570		2,570
Efficiency ratio	78.14%		62.10%